EXHIBIT 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148828 on Form S-8 of Belvedere SoCal of our Independent Auditors’ Report dated May 24, 2007, regarding the statement of financial condition of Professional Business Bank as of December 31, 2006, and the related statement of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2006, which appear in this annual report on Form 10-K of Belvedere SoCal.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 31, 2008